(in 000's, except per share amounts)


                     FOURTH QUARTER ENDED                  YEAR ENDED
                   -------------------------   ------------------------------
                   Dec. 28,       Dec. 30,      Dec. 28,    Dec. 30,   Dec. 31,
                     1996           1995          1996       1995       1994
EARNINGS

Income from
  Continuing
  Operations          $224         $14,112      $53,586     $56,285   $45,130
Income from
  Discontinued
  Operations             0               0            0           0     1,908

Net Income            $224         $14,112      $53,586     $56,285   $47,038

SHARES USED FOR
CALCULATING EARNINGS
PER SHARE

Average Shares
 Outstanding        47,564          47,525       47,515      47,886    47,601

Additional Shares
  Resulting from
  Assumed Exercise
  of Stock Options   1,840           2,632        1,848       1,629     1,299
                   -------          ------       ------      ------    ------
Total               49,404          50,157       49,363      49,515    48,900

PER SHARE AMOUNT

Income from
  Continuing
  Operations         $0.00          $0.28        $1.09       $1.14     $0.92
Income from
  discontinued
  Operations             0              0            0           0       .04
                   -------          ------       ------      ------    ------
Net Income           $0.00          $0.28        $1.09       $1.14     $0.96

Note: This calculation is submitted in accordance with Securities and Exchange
Act of 1934 Release No. 9083.

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